EXHIBIT 10.43

EMPLOYMENT AGREEMENT

This Agreement made effective as of January 1, 2012 by and between Advocat Inc., a Delaware corporation (the “Company”), and Sam Daniel (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III.A. below and upon the terms and conditions provided in the Agreement.

SECTION II

POSITION AND RESPONSIBILITIES

From the Effective Date of this Agreement until the earlier of April 1, 2012 or the date that Glynn Riddle is no longer the Chief Financial Officer of the Company; the Executive agrees to serve as Executive Vice President. Effective upon the resignation of Mr. Riddle as the Chief Financial Officer of the Company, the Executive agrees to serve as Chief Financial Officer of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors of the Company.

SECTION III

TERMS AND DUTIES

A. Period of Employment

The period of Executive’s employment under this Agreement will commence as of the date hereof and shall continue through March 31, 2013, subject to extension or termination as provided in this Agreement (“Period of Employment”). On March 31 of each year beginning March 31, 2013, the period of Executive’s employment shall be extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance of the expiration of the then current period of employment of such party’s intent not to extend the Period of Employment.

B. Duties

During the Period of Employment, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors.

SECTION IV

COMPENSATION AND BENEFITS

A. Compensation

For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

1. Base Salary

The Company shall pay the Executive a base salary (“Base Salary”) as follows: Two Hundred Fifty Thousand Dollars ($250,000) per annum.

Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month. The base salary shall be reviewed annually and shall be subject to increase according to the policies and practices adopted by the Company from time to time.

B. Annual Incentive Awards

The Company will pay the Executive annual incentive compensation awards as may be granted by the Board or a Compensation Committee to the Executive under any executive bonus or incentive plan in effect from time to time. In all events, any such incentive bonuses or payments will be made on or before March 15 following the Executive’s taxable year in which such award is no longer subject to a substantial risk of forfeiture as defined by Treasury Regulation Section 1.409A-1(d).

C. Additional Benefits

The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, Restricted Stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives. The Executive will be entitled to an annual four-week paid vacation.

SECTION V

BUSINESS EXPENSES

The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

SECTION VI

DISABILITY

A. In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as Executive’s long term disability insurance benefits are available. Once the Executive’s long term disability insurance benefits are available, the Company’s obligation to continue paying compensation shall cease unless the disability ends. In the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. In this case, the Company’s obligation to make payments under this Agreement shall cease as of the date of termination, except for earned but unpaid Base Salary and Incentive Compensation Awards which will be paid on a pro-rated basis for the year in which the disability occurred. In the event of such termination, all unvested stock options held by Executive shall be deemed fully vested on the date of such termination.

B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to fulfill information and assistance will end.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Incentive Compensation Awards which will be paid on a pro-rated basis for that year. The Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

A. If the Executive’s employment terminates after March 31, 2012 due to either a Without Cause Termination or a Constructive Discharge, as defined later in this Agreement, the Company will pay the Executive in a lump sum an amount equal to 100% of his Base Salary as in effect at the time of the termination upon such Termination or Constructive Discharge, and subject to Section XII, will be paid at the time of termination of employment. Earned but unpaid Base Salary and Incentive Compensation Awards will be paid in a lump sum upon such Termination or Constructive Discharge. The benefits and perquisites described in this Agreement as in effect at the date of termination of employment will be continued for twelve (12) months. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, or pursuant to Section XI, all stock options, SOSARs, restricted stock or other equity grants granted to the Executive under the Company’s 2010 Long-Term Incentive Plan or other stock option program or plan (the “Plan”) shall be deemed vested, and the Company shall cause any options or SOSARs to remain exercisable until the earlier of (i) the latest date upon which the option or SOSAR could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of such option or SOSAR or (ii) the later of the fifteenth (15th) day of the third (3rd) month following the date on which the Options would have expired or December 31 of the calendar year in which the Option would have expired.

B. If the Executive’s employment terminates due to a Termination for Cause, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs. No other payments will be made or benefits provided by the Company.

C. Upon termination of the Executive’s employment for any reason prior to March 31, 2012 or at any time for reasons other than due to death, disability, or pursuant to Paragraph A of this Section or Section XI, the Period of Employment and the Company’s obligation to make payments under this Agreement will cease as of the date of the termination except as expressly defined in this Agreement.

D. For this Agreement, the following terms have the following meanings:

1. “Termination for Cause” means termination of the Executive’s employment by the Company’s Board of Directors acting in good faith by the Company by written notice to the Executive specifying the event relied upon for such termination, due to the Executive’s serious, willful misconduct with respect to his duties under this Agreement, including but not limited to conviction for a felony or perpetration of a common law fraud, which has resulted or is likely to result in material economic damage to the Company.

2. “Constructive Discharge” means termination of the Executive’s employment by the Executive as a result of any of the following: a material diminution of base salary of Executive; a material diminution in the Executive’s authority, duties or responsibilities; a material diminution in the budget over which the Executive retains authority; a material change in geographic location at which the Executive must perform the services; or any other action or inaction that constitutes a material breach of the terms of this Agreement. Provided, however, that such condition shall not constitute a reason for Constructive Discharge unless the Executive provides written notice of such condition within sixty (60) days of its occurrence and provides the Company with thirty (30) days to remedy the condition. Further, any termination of employment by the Executive must occur within one hundred twenty (120) days from the initial existence of the condition giving rise to the Constructive Discharge.

3. “Without Cause Termination” means termination of the Executive’s employment by the Company (a) other than due to death, disability, Termination for Cause or pursuant to Section XI; or (b) upon expiration of the Period of Employment as a result of the giving of notice by the Company of its intent not to extend the Period of Employment as provided in Section III.A.

SECTION IX

OTHER DUTIES OF THE EXECUTIVE DURING AND AFTER THE PERIOD OF EMPLOYMENT

A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

B. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

C. During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, other than termination due to a Without Cause Termination, a Constructive Discharge or termination pursuant to Section XI: the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; the Executive without prior express written approval by the Board of Directors of the Company will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and the Executive without express prior written approval from the Board of Directors, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.

D. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section IX without being required to prove damages or furnish any bond or other security.

E. The Executive shall not be bound by the provisions of Section IX in the event of the default by the Company in its obligations under this Agreement which are to be performed upon or after termination of this Agreement.

SECTION X

INDEMNIFICATION, LITIGATION

The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance proceeds related to any award, or any fees or expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.

SECTION XI

CHANGE IN CONTROL

In the event there is a Change in Control of the ownership of the Company and within the six (6) month period following such event, the Executive elects to resign upon written notice to the Company, the Company shall pay to the Executive on such resignation in a lump sum an amount equal to 100% of his Base Salary as in effect at the time of such resignation, and subject to Section XII, will be paid at the time of termination of employment. In addition, earned but unpaid Base Salary and Incentive Compensation Awards will be paid on a pro-rated basis for the year in which resignation occurs. Any stock options granted to the Executive prior to termination pursuant to the Plan, but subject to vesting restrictions, will be fully vested upon a Change in Control whether or not the Executive resigns. The benefits and perquisites described in this Agreement as in effect at the date of termination of employment will also be continued for twelve (12) months from the effective date of termination pursuant to Change of Control.

A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary, (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) ) or (v) the individuals who, as of the date hereof, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

SECTION XII

CODE SECTION 409A COMPLIANCE

A. This Agreement and any payments or benefits provided hereunder shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the parties acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended comply with Section 409A of the Code or to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

B. If and to the extent required to comply with Section 409A of the Code, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A of the Code.

C. Delayed Payments.

1. Notwithstanding any other payment schedule provided herein or any provision herein regarding the timing of payments in this Agreement to the contrary, if, and only if, the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then the terms of this Section XII.C. shall apply as required by Section 409A of the Code so as to avoid the imposition of additional tax under Section 409A of the Code. Any payment that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service” shall be made on the date which is the earlier of (a) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive or (b) the date of Executive’s death (the “Delay Period”) to the extent required under Section 409A of the Code. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum by the Company at the end of the Delay Period, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

2. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A of the Code provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A of the Code, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

D. Disability shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, where such impairment causes the Executive to be unable to perform the duties under this Agreement or any substantially similar position of employment.

E. The Executive and the Company shall cooperate to determine the application of Section 409A of the Code to the provisions of this Agreement. If the Executive and the Company are unable to agree on the application of Section 409A of the Code within ten (10) business days after the Executive’s separation from service with the Company, then the application of Section 409A of the Code to any provision of this Agreement in dispute shall be determined by an accounting firm of recognized national standing acceptable to the Executive and the Company. The accounting firm shall be instructed to use every reasonable effort to make its determination within ten (10) business days after it is retained. The parties will cooperate fully with the accounting firm. The costs and expenses for the services of the accounting firm shall be borne equally by the Executive and the Company.

SECTION XIII

WITHHOLDING TAXES

The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

SECTION XIV

EFFECTIVE PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

SECTION XV

CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger or Sale of Assets, the term “the Company” as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section XV is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section XI.

SECTION XVI

MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVII

GOVERNING LAW; ARBITRATION

This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

SECTION XVIII

NOTICES

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or if delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a) If to the Company, at 1621 Galleria Boulevard, Brentwood, TN 37027-2926, Attention: President or Chief Executive Officer, or at such other address as may have been furnished to the Executive by the Company in writing; or

(b) If to the Executive, at 528 Grand Oaks Dr., Brentwood, TN 37027, or such other address as may have been furnished to the Company by the Executive in writing.

SECTION XIX

BINDING AGREEMENT

This Agreement shall be binding on the parties’ successors, heirs and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ADVOCAT INC.

By:	/s/ Kelly Gill
Kelly Gill
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Sam Daniel
Sam Daniel